Exhibit 10.3

AZIYO BIOLOGICS, INC.
AMENDED AND RESTATED 2020 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

Elutia Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 2020 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Plan and the Stock Option Agreement attached hereto as Exhibit A including any Appendix thereto (the “Agreement”), each of which is incorporated into this Grant Notice by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[[FIRSTNAME]] [[LASTNAME]]

Grant Date:	[[GRANTDATE]]

Exercise Price Per Share:	[[GRANTPRICE]]

Total Number of Shares Subject to Option:	[[SHARESGRANTED]]

Expiration Date:	The earlier of (i) ten years after the Grant Date or (ii) the termination, expiration or cancellation of the Option in accordance with the terms of the Plan.

Type of Option:	☐ Incentive Stock Option ☐ Non-Qualified Stock Option

Vesting Schedule:	[[VESTINGTEMPLATEDESC]]

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Plan, the Agreement and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Plan, the Agreement and the Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement and the Grant Notice.

ELUTIA INC.		PARTICIPANT

By:		By:
[[SIGNATURE]]

Print Name:	Matthew Ferguson	Print Name:	[[FIRSTNAME]] [[LASTNAME]]
Title:	Chief Financial Officer

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

Article I.
general

1.1            Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a)            “Cause” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Cause” shall mean (i) Participant performing his or her duties, in the good faith opinion of the Board, in a grossly negligent or reckless manner or with willful malfeasance, (ii) Participant exhibiting habitual drunkenness or engaging in substance abuse, (iii) Participant committing any material violation of any state of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any Company Group policy, (iv) Participant willfully failing or refusing to perform in the usual manner at the usual time those duties which he or she regularly and routinely performs in connection with the business of the Company Group or such other duties reasonably related to the capacity in which he or she is employed hereunder which may be assigned to him or her by the Board, (v) Participant performing any material action when specifically and reasonably instructed not to do so by the Chairman or the Board, (vi) Participant materially breaching Participant’s material breach of this Agreement or any other confidentiality, non-compete or non-solicitation covenant with a Company Group Member, (vii) Participant committing any fraud or using or appropriating for his or her personal use or benefit any funds, properties or opportunities of the Company Group not authorized by the Board to be so used or appropriated; or (viii) Participant being convicted of any felony or any other crime related to his or her employment or involving moral turpitude. The Company Group Member shall not be entitled to terminate Participant for Cause pursuant to clause (iii), (iv), (v) or (vi) unless the Company provides written notice stating in reasonable detail the basis for termination and a fifteen (15) day opportunity to cure to Participant (unless (1) the Company reasonably determines that providing such opportunity to cure to Participant is reasonably likely to have a material adverse effect on its business, financial condition, results of operation, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Participant an opportunity to cure the applicable issues; in the case of (1), (2) or (3), the Company may terminate Participant without providing an opportunity to cure).

(b)            “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c)            “Company Group” shall mean the Company and its Affiliates.

(d)            “Company Group Member” shall mean each member of the Company Group.

(e)            “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean permanent disability or incapacity as determined in accordance with the Company’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of his or her position, with reasonable accommodation by the Company, for a period in excess of 180 days during any period of 365 calendar days.

1.2            Incorporation of Terms of Plan. Except where this Agreement explicitly states that this Agreement prevails over the Plan, the Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

Article II.
GRANT OF OPTION

2.1            Grant of Option. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member, and for other good and valuable consideration that the Administrator has determined exceeds the aggregate par value of the Shares subject to the Award, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company hereby grants to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Article 12 of the Plan.

2.2            Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

2.3            Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Company Group Member. Nothing in the Plan, the Grant Notice or this Agreement shall confer upon Participant any right to continue in the employ or service of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and Participant.

Article III.
PERIOD OF EXERCISABILITY

3.1            Commencement of Exercisability.

(a)            Subject to Participant’s continued employment with or service to a Company Group Member through the applicable vesting date and subject to anything in the Grant Notice, the Plan or this Agreement to the contrary, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)            Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested or exercisable.

3.2            Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

3.3            Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)            The expiration date set forth in the Grant Notice;

(b)            Except as the Administrator may otherwise approve, the expiration of six (6) months from the Cessation Date by reason of Participant’s Termination of Service due to death or, Disability; and

(c)            Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s Termination of Service by the Company Group for Cause.

(d)            Except as the Administrator may otherwise approve, the expiration of ninety (90) days from the date of Participant’s Termination of Service for any other reason.

Article IV.
EXERCISE OF OPTION

4.1            Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

4.2            Partial Exercise. Subject to Section 5.5, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3            Exercise and Payment of Exercise Price. Participant may exercise any exercisable portion of the Option by giving written notice of exercise in a form approved by the Administrator (which may be electronic), along with full payment of the Exercise Price for the Shares with respect to which the Option is exercised, in a manner permitted by the Administrator, which may include (a) cash, wire transfer of immediately available funds or check, (b) if permitted by the Administrator, Shares (which may include Shares issuable pursuant to the exercise of an Option) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) any other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment.

4.4            Additional Requirements. In order for the Company to issue Shares upon the exercise of the Option, Participant hereby agrees to sign any and all documents required by any applicable law and/or reasonably required by the Administrator. Participant further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgements by Participant.

4.5            Compliance with Law. The Company shall not be obligated to issue any Shares upon the exercise of the Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

Article V.
other provisions

5.1            Tax Withholding. Notwithstanding any other provision of this Agreement:

(a)            The Company Group shall have the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i)            by a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii)            by the deduction of such amount from other compensation payable to Participant;

(iii)            with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv)            with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(v)            with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)            in any combination of the foregoing.

(b)            With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 5.1(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 5.1(a)(ii) or Section 5.1(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c)            In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 5.1(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 5.1(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 5.1(c) if such delay will result in a violation of Section 409A.

(d)            In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 5.1(a)(v) or Section 5.1(c) or the payment of the Exercise Price as provided in Section 4.3: (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.

(e)            Any tax consequences arising from the grant or exercise of the Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, or Participant), hereunder, shall be borne solely by Participant. Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

(f)            The receipt of the Option and the acquisition of the Shares to be issued upon the exercise of the Option may result in tax consequences. PARTICIPANT IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

5.2            [Obligations to the Company. Participant agrees to comply with the restrictive covenants set forth on Annex A, and Participant acknowledges and agrees that the grant of the Option shall be in material part in consideration of Participant’s affirmation of Participant’s agreement to comply with the covenants set forth therein.]

5.3            Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

5.4            Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

5.5            Whole Shares. The Option may only be exercised for whole Shares and in no case may a fraction of a Share be purchased.

5.6            Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

5.7            Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

5.8            Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address or email address reflected on the Company’s records. By a notice given pursuant to this Section 5.8, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.9            Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.10            Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.11            Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

5.12            Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.13            Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.6 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.14            Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15            No Other Rights. Participant hereby acknowledges that participation in the Plan is voluntary. The value of the Option is an extraordinary item of compensation outside the scope of Participant's normal compensation rights, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any payments due to severance, resignation, redundancy, end of service, bonuses, long-service awards, pensions or retirement benefits or similar payments. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of the Option or other Awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of the Award, number of Shares subject to an Award, vesting, and exercise or settlement provisions, as relevant.

5.16            Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an Employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

5.17            Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.18            No Obligation to Exercise the Option. The grant and acceptance of the Option imposes no obligation on Participant to exercise.

5.19            Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.20            Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.21            Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

5.22            Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.23            Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

5.24            Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

Annex A

See attached.